Exhibit 5.1

                       [BAKER & HOSTETLER LLP LETTERHEAD]




                                 April 17, 1997





Avert, Inc.
301 Remington
Fort Collins, Colorado  80524

Gentlemen:

     We have acted as counsel for Avert, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-3 of a total of 150,000 shares (the "Shares") of the Company's Common Stock, $.01 par value, consisting of (i) 100,000 shares issuable upon exercise of warrants issued to the representative (the "Representative") of the underwriters of the Company's initial public offering completed in June 1994 (the "Representative's Warrants"), and (ii) 50,000 shares issuable upon exercise of the Redeemable Warrants underlying the Representative's Warrants. The Registration Statement on Form S-3 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

     In connection with this opinion, we have examined the Articles of Incorporation of the Company. In addition, we have examined and have relied as to matters of fact upon such other documents, corporate records and other instruments, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares when issued pursuant to exercise of the Representative's Warrants and the Redeemable Warrants will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as part of the Registration Statement.


                                               Very truly yours,


                                               /s/ Baker & Hostetler LLP

                                               BAKER & HOSTETLER LLP